EXHIBIT 99.1
Phoenix Footwear Group, Inc.

FOR IMMEDIATE RELEASE
PHOENIX FOOTWEAR GROUP, INC.
MODIFIES ALTAMA PURCHASE TERMS
Carlsbad, California, January 12, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that on January 8, 2006, Phoenix and its wholly-owned subsidiary, Altama Delta Corporation, entered into an agreement with W. Whitlow Wyatt which modified the terms of the Stock Purchase Agreement dated June 15, 2004 among them pursuant to which Phoenix acquired Altama. As a result of the agreement, the total price paid by Phoenix for Altama has been reduced by approximately $4.25 million. This reduction was funded by approximately $1.6 million in cash previously due Wyatt held by Phoenix, 196,967 in Phoenix shares held in escrow and the termination of all future obligations under the stock purchase agreement, including a contingent earn-out covenant, and Wyatt’s consulting and non-competition agreements which totaled approximately $1.6 million.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 395-2215
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com